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FOR IMMEDIATE RELEASE

Contact:       Richard D. Sewell, Jr.
               Treasurer
               (405) 529-8674
               Dobson Communications Corporation

          DOBSON COMMUNICATIONS COMPLETES ACQUISITION OF TEXAS 9 RSA

                 ACQUISITION INCREASES EXISTING TEXAS CLUSTER

               OKLAHOMA CITY -- May 1, 2000 - Dobson Communications Corporation (NASDAQ: DCEL) announced today that it has completed the acquisition of Texas 9 Rural Service Area for $125 million.

       The Texas 9 property is located between Dallas/Fort Worth and Abilene and adjoins the Company's Texas 10 property. It has a population base of approximately 190,000 and encompasses the towns of Brownwood, Stephenville, Hamilton and Hillsboro.

       Ed Evans, president of Dobson Communications, commented: "Texas 9 fits well with our existing Texas 10 and Texas 16 cluster. Texas 9 is near major metropolitan areas, has a high concentration of expressway corridors and is surrounded by strategic roaming partners who we have long-term roaming contracts with. We expect to install TDMA digital technology during the second quarter and plan on adding additional cell sites throughout the year to enhance service and improve coverage."

       Dobson provides rural cellular telephone services and is headquartered in Oklahoma City, Oklahoma. Through its subsidiaries, Dobson owns or manages cellular operations in 18 states located throughout the United States and covers a population base of 8.8 million proportionate pops. Dobson Communications may be found on the World Wide Web at http://www.dobson.net.